UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number: 0-23317

                        ORE PHARMACEUTICAL HOLDINGS INC.
             (Exact name of registrant as specified in its charter)
                           One Main Street, Suite 300
                         Cambridge, Massachusetts 02142
                    (Address of Principal Executive Offices)

                                 (617) 649-2001
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.01 Par Value
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)       |X|
  Rule 12g-4(a)(2)       | |
  Rule 12h-3(b)(1)(i)    |X|
  Rule 12h-3(b)(1)(ii)   | |
  Rule 15d-6             | |

     Approximate number of holders of record as of the certification or notice date: 124

     Pursuant to the requirements of the Securities Exchange Act of 1934, Ore Pharmaceutical Holdings Inc. has caused this certification and notice to be signed on its behalf by the undersigned duly authorized person.


Date:  September 24, 2010          By:/s/ Mark J.Gabrielson
                                      -------------------------------------
                                      Mark J. Gabrielson
                                      President and Chief Executive Officer